PIMCO FUNDS
                                DISTRIBUTION PLAN
                         FOR ADMINISTRATIVE CLASS SHARES


     WHEREAS, PIMCO Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Funds"), with each Fund representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust is authorized to issue shares of the Funds in separate classes of shares, one of which is designated the Administrative Class (the "Administrative Class" shares);

     WHEREAS, certain shareholders of the Trust may require distribution and related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

     WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds' cost of providing distribution and related services would allocate the Funds' expense of rendering such services to the shareholders who receive such additional services;

     WHEREAS, the Funds with respect to their Administrative Class shares intend to enter into Distribution Agreements ("Agreements") pursuant to this Distribution Plan (the "Plan") with various Service Organizations ("Service Organizations") pursuant to which the Service Organization will act as distributor of Administrative Class shares of the Funds for sale to the public;

     WHEREAS, prior to issuing shares of the Funds in separate classes, the Funds will obtain an order of exemption from the Securities and Exchange
Commission granting exemptions from the 1940 Act to the extent necessary to permit the issuance of shares in different classes, and a condition to the exemptive order is that any shares described in the application for such exemption ("Application") as Administrative Class shares will enter into distribution agreements in accordance with the procedures set forth in paragraphs (b) through (f) of Rule 12b-1 under the Act; and

     WHEREAS,  the Board of Trustees of the Trust has determined that there is a
reasonable   likelihood   that  the  Plan  will  benefit  the  Funds  and  their
shareholders;

     NOW THEREFORE, the Trust hereby adopts this Distribution Plan on the following terms and conditions:

     1. The Trust shall reimburse a Service Organization with which a Fund, regarding its Administrative Class, has an Agreement, for costs and expenses incurred in connection with the distribution and marketing of shares of that Class, at a rate specified in paragraph 2 below, based upon the average daily net assets of the Fund attributable to the Administrative Class.

     2. Subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers ("NASD"), the Service Organization will be reimbursed quarterly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of the Fund attributable to the Administrative Class. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than 0.25% of the average daily net assets attributable to an Administrative Class may be used in any month to pay expenses pursuant to the Agreement. An Administrative Class shall incur no interest or carrying charges for expenses carried forward. In the event the Plan is terminated as herein provided, the Administrative Class shall have no liability for expenses that were not reimbursed as of the date of termination.

     3. The payment of fees to a Service Organization is subject to compliance by the Service Organization with the terms of the Agreement between the Service Organization and the Fund. If an Administrative Class shareholder ceases to be a client of a Service Organization that has entered into an Agreement with a Fund, but continues to hold Administrative Class shares, the Service Organization will be entitled to receive a similar payment in respect of the services provided to such investors. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund attributable to the Administrative Class shares shall be computed in the manner specified in the Trust's Declaration of Trust and current prospectus.

     4. Services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: providing facilities to answer questions from prospective investors about the Fund; receiving and answering correspondence, including requests for prospectuses and statements of additional information; preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Administrative Class shares; and assisting investors in completing application forms and selecting dividend and other account options. In addition, Service Organizations can provide their endorsement of the Administrative Class shares of a Fund to their clients, members or customers as an inducement to invest in the Fund.

     5. Any Service Organization entering into an Agreement with a Fund under this Plan may also enter into an Administrative Services Agreement with regard to its Administrative Class with that Fund, pursuant to an Administrative Services Plan adopted by the Fund. However, in the event the Service Organization enters into both types of agreements, the Service Organization shall not be eligible to receive fees under more than one agreement with respect to the same assets. A Fund under this Plan may enter into more than one Distribution Agreement for its Administrative Class shares, with different Service Organizations providing services to different groups of shareholders.

     6. The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Administrative Class of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund if a majority of the outstanding voting securities of the Administrative Class of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Administrative Class of any other Fund.

     7. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     8. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 7.

     9. Any person authorized to direct the disposition of monies paid or payable by an Administrative Class pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     10. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Administrative Class of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     11. The Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Administrative Class shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Administrative Class of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 7 hereof.

     12. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

     13. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 9 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

     14. It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

     IN WITNESS WHEREOF, the Trust has adopted this Distribution Plan effective as of the ______ day of ____________, 1994.


                                     PIMCO FUNDS


                                     By:  _____________________________
                                          TITLE: